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                        [LETTERHEAD OF SIDLEY & AUSTIN]



                                                                    EXHIBIT 8(B)


                                  MAY 26, 1998


Conseco, Inc.
11825 N. Pennsylvania St.
Carmel, Indiana 46032

Ladies and Gentlemen:

     We refer to the Agreement and Plan of Merger dated as of April 6, 1998 (as amended, the "Agreement") among Conseco, Inc., an Indiana corporation ("Parent"), Marble Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and Green Tree Financial Corporation, a Delaware corporation (the "Company"), which provides for the merger (the "Merger") of Sub with and into the Company on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.


     The Merger and the Agreement are more fully described in the Parent's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of shares of Parent Common Stock to which this opinion is an exhibit, which is being filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement includes the Joint Proxy Statement/Prospectus (the "Prospectus") of Parent and the Company.



     Based on current United States federal income tax laws and regulations and on current authoritative interpretations, we are of the opinion that the statements contained in the Registration Statement under the captions
"SUMMARY -- The Merger -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences", to the extent that they concern matters of United States federal income tax law, are correct in all material respects.

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     This opinion is provided to you only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by you. Notwithstanding the prior sentence, we hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated thereunder.


                                          Very truly yours,


                                          /s/ SIDLEY & AUSTIN


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